PRACTUS

June 26, 2020

PFS Funds
1939 Friendship Drive, Suite C
El Cajon, California 92020

Re: PFS Funds - Conquer Risk Managed Volatility Fund, Conquer Risk Tactical Rotation Fund, Conquer Risk Tactical Opportunities Fund, and Conquer Risk Defensive Bull Fund

Ladies and Gentlemen:

     We have acted as counsel to PFS Funds (the “Trust”), a trust organized under the laws of the Commonwealth of Massachusetts and registered under the Investment Company Act of 1940 Act, as amended (the “1940 Act”), as an open-end series management investment company.

     This opinion relates to the Trust’s Registration Statement on Form N-1A (the “Registration Statement” and is given in connection with the filing with the Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment No. 200 under the Securities Act of 1933, as amended (the “Securities Act”) and Amendment No. 200 under the 1940 Act (collectively, the “Amendment”), each to the Registration Statement. The Amendment relates to the registration of an indefinite number of shares of beneficial interest (collectively, the “Shares”), with no par value per share, of the Conquer Risk Managed Volatility Fund, Conquer Risk Tactical Rotation Fund, Conquer Risk Tactical Opportunities Fund, and Conquer Risk Defensive Bull Fund (the “Funds”), each a new series portfolio of the Trust. We understand that the Amendment will be filed with the Commission under the Securities Act and that our opinion is required to be filed as an exhibit to the Registration Statement pursuant to the requirements of that statute.

     In reaching the opinions set forth below, we have examined, among other things, copies of the Trust's Certificate of Trust, Agreement and Declaration of Trust, applicable resolutions of the Board of Trustees, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. We have also examined the prospectus and statement of additional information for the Fund, substantially in the form in which they are to be filed in the Amendment (collectively, the “Prospectus”).

     As to any facts or questions of fact material to the opinions set forth below, we have relied exclusively upon the aforesaid documents and upon representations and declarations of the officers or other representatives of the Trust. We have made no independent investigation whatsoever as to such factual matters.

     The Prospectus provides for issuance of the Shares from time to time at the net asset value thereof, plus any applicable sales charge. In reaching the opinions set forth below, we have assumed that upon sale of the Shares, the Trust will receive the net asset value thereof.

JOHN H. LIVELY I MANAGING PARTNER 11300 Tomahawk Creek Pkwy I Ste. 310 I Leawood, KS 66211 I p: 913.660.0778 I c: 913.523.6112 Practus, LLP I John.Lively@Practus.com I Practus.com

PFS Funds Conquer Risk Funds June 26, 2020

We have also assumed, without independent investigation or inquiry, that:

     (a) all documents submitted to us as originals are authentic; all documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all documents submitted to us for examination are genuine; and all documents and public records reviewed are accurate and complete; and

     (b) all representations, warranties, certifications and statements with respect to matters of fact and other factual information (i) made by public officers; or (ii) made by officers or representatives of the Trust are accurate, true, correct and complete in all material respects.

     The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Trust or the Trustees. The Declaration of Trust provides for indemnification out of the Trust property for all loss and expense of any shareholder held personally liable for the obligations of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

     Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

     1. The Shares to be offered for sale pursuant to the Prospectus are duly and validly authorized by all necessary actions on the part of the Trust; and

     2. The Shares, when issued and sold by the Trust for consideration pursuant to and in the manner contemplated by the Agreement and Declaration of Trust and the Trust’s Registration Statement, will be validly issued and fully paid and non-assessable, subject to compliance with the Securities Act, the 1940 Act, and the applicable state laws regulating the sale of securities

     We express no opinion as to any other matters other than as expressly set forth above and no other opinion is intended or may be inferred here from. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information for the Fund, which is included in the Registration Statement.

Sincerely, /s/ John H. Lively on behalf of Practus

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